FOR IMMEDIATE RELEASE	January 17, 2005
For further information, please contact:
Dennis Wood Vice President of Operations (707) 764-4214

PALCO ANNOUNCES FIRST LAY-OFFS DUE TO LOG SHORTAGE

Citing a shortage of PALCO logs permitted for harvesting, Dennis Wood, vice president of operations for PALCO, today announced that 38 employees were being laid off at the Company's Fortuna facility and an additional 11 were reassigned.

"This action underscores our need to get more logs into our mills," noted Wood. "We have already received approval from the California Department of Forestry (CDF) for 12 Timber Harvest Plans (THPs) in the Elk and Freshwater watersheds, and we continue to work with the North Coast Regional Water Quality Control Board for their approval so we can move forward with these harvests."

Wood noted that the 12 THPs and 10 others in other watersheds have been the subject of extended negotiations between PALCO scientists and water Board staff over the granting of waste discharge permits. "We look forward to reaching agreement on those permits as soon as possible," said Wood, noting that further delay could well have a substantially greater adverse impact on PALCO.

Dr. Jeff Barrett, director of fish and wildlife programs for PALCO, pointed out that the timber harvest plans protect all resources in the watersheds, including water quality. "In fact," Barrett noted, "these THPs will leave the watersheds in better shape than they are now."

Dr. Barrett explained that, because modern harvest practices are far more sensitive to the environment, the biggest threat to water quality in the Elk and Freshwater watersheds actually comes from old logging practices that occurred over the last 130 years. As part of the pending THPs, PALCO has committed to repairing much of that "legacy" damage. "We have offered to provide unprecedented levels of mitigation," noted Dr. Barrett. "For example, for every one cubic yard of material that could potentially affect water quality due to our modern harvest activity in the Elk watershed, we have committed to repairing legacy problems that have the potential to send 40 cubic yards of material into streams. That's a 40-to-1 benefit ratio; we're very excited about that, and we look forward to getting started."

Wood said the layoff notices would go out immediately, necessitating the suspension of one entire shift at the Fortuna mill.